March 24, 2005

Mr. Tom Leonard
PricewaterhouseCoopers LLP
Two Commerce Square, Suite 1700
2001 Market Street
Philadelphia, PA  19103

Dear Mr. Leonard:

On behalf of the Advisors' Inner Circle II Fund (the
"Trust") (formerly the Arbor Fund), I hereby request that PwC provide a letter addressed to the SEC stating whether or not it agrees with the statements made with respect to the Fund's decision not to select PwC as independent registered public accounting firm to be filed as an exhibit to Form N-
SAR. A copy of the disclosure to be filed as an exhibit on the January 31, 2005 Form N-SAR detailing the cessation of the relationship accompanies this letter.
Sincerely yours,



Peter Golden
Controller and
CFO
The Advisors'
Inner Circle
Fund II

cc:	Robert Nesher - Board Chairman
	Eugene Peters - Audit Committee Chairman
	John Ford - MLB
	William Zitelli - CCO
	James Ndiaye - SEI
	Jim Volk - President
	Laurie Brooks - SEI
	Mike Lawson - SEI